EXHIBIT 99

Hallmark Cards Provides $400 Million in
Debt Financing to Crown Media

Underscores Commitment to Hallmark Channel

GREENWOOD VILLAGE, Colo. – August 5, 2003 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today announced that it sold a $400 million senior unsecured note to HC Crown Corp, a subsidiary of Hallmark Cards, Incorporated. Crown Media used approximately $330 million of the proceeds from this sale to repurchase all preferred securities of Crown Media Trust and related contingent appreciation certificates issued by Crown Media. The remaining balance of these proceeds was used to pay related expenses and to reduce the outstanding amount on Crown Media’s revolving bank credit facility.

“This financing will allow us to improve our capital structure and our liquidity, reduce our interest costs and take advantage of the more favorable rates available to us in today’s market,” stated David Evans, President and CEO. “We are also pleased with Hallmark Cards’ continuing commitment to Crown Media as evidenced by this financing.”

The senior unsecured note provides for no cash interest payments for four years; the principal amount of the note instead accretes at 10.25% per annum to $597 million at August 5, 2007. From that date, interest at 10.25% per annum will be payable semi-annually on the accreted value of the note. The note matures on August 5, 2011. The note is callable by Crown Media at any time after one year without premium.

A special committee of the Board of Directors of Crown Media negotiated and approved the terms of the senior unsecured note and related documents. The special committee also considered alternative debt financings to raise the funds for the same purposes. In connection with the issuance of the note, Crown Media has obtained necessary amendments to its bank credit facility.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and more than 120 countries. The combined channels have over 105 million subscribers worldwide. Significant investors in Crown Media Holdings include: Hallmark Entertainment Investments Co.; Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in

Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward- looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include any material developments at Crown Media that may affect its financial condition or financial results, including without limitation risks detailed in the Risk Factors stated in the Company’s l0-Q Report for the three months ended March 31, 2003. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:
Mindy Tucker
Vice President, Corporate Development
Crown Media Holdings
212.445.6688
mindytucker@hallmarkchannel.com